Exhibit 10.2
RELEASE AGREEMENT
This Release Agreement (the “Agreement”) is entered into by and among Dimitris Voliotis, M.D. (“Employee”), Zentalis Pharmaceuticals, Inc. (“Parent”) and Zeno Management, Inc. (the “Zeno Management,” and together with Parent, the “Company”), effective as of the Effective Date (as defined below).
Recitals
WHEREAS, Employee is a party to that certain Employment Agreement effective as of March 25, 2020, with the Company (the “Employment Agreement”);
WHEREAS, Employee’s employment with the Company will terminate effective as of August 8, 2022 (the “Separation Date”); and
WHEREAS, Employee acknowledges that, but for his agreement to execute this Agreement, Employee would not be eligible for the Separation Benefits (as defined below) set forth in this Agreement.
    NOW THEREFORE, in consideration of, and subject to, the consideration set forth herein, including the Separation Benefits described in Section 3 below, the adequacy of which is hereby acknowledged by the parties hereto, and which Separation Benefits Employee acknowledges that he would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:
Agreement
1.    Effective Date. This Agreement shall not become effective unless both of the following events have occurred: (a) execution of this Agreement by Employee, and (b) expiration of the revocation period applicable under Section 4(d) below without Employee having given notice of revocation as provided therein. The date on which this Agreement becomes effective shall be referred to in this Agreement as the “Effective Date.” Unless the Effective Date occurs on or before the date that is fifty-five (55) days following the Separation Date, this Agreement shall be null and void. The parties agree that any material or immaterial changes to this Agreement shall not extend the deadline for the occurrence of the Effective Date.
2.    Termination of Employment.
a.    The Separation Date will be the termination date of Employee’s employment with the Company and all of its affiliates for all purposes, including active participation in and coverage under all benefit plans and programs sponsored by or through the Company and its affiliates, except as otherwise provided in this Agreement. Employee hereby confirms his termination from all positions he holds with the Company and any of its affiliates, including his position as the Company’s Senior Vice President, Clinical Development, effective as of the Separation Date. In accordance with applicable law, on the Company's next regular pay date following the Separation Date, the Company will issue to Employee his final paycheck, reflecting any earned but unpaid base salary through the Separation Date, and any accrued, unused vacation pay as of the Separation Date.
b.    The Company, within thirty (30) days after receipt of Employee’s submission of business expenses, will reimburse Employee for any and all reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s job duties prior to the Separation Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than ten (10) days after the Separation Date.
c.    Subject to Section 3(b) below, Employee’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the calendar month during which the Separation Date occurs (“Health Benefits

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Termination Date”), except to the extent Employee elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents. Employee’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Separation Date.
    d.     (i)     Employee acknowledges that, as of the Separation Date, Employee holds an aggregate of 167,933 stock options (the “Options”) granted to Employee by Parent, of which 69,550 are vested and 98,383 are unvested (“Unvested Options”). Employee’s Unvested Options will terminate automatically on the Separation Date. Employee’s vested Options shall remain subject to the terms of the stock option agreements pursuant to which such Options were granted.

(ii)     Employee acknowledges that, as of the Separation Date, Employee holds an aggregate of 15,016 restricted stock units (the “RSUs”) granted to Employee by Parent. Employee’s RSUs will terminate automatically on the Separation Date.
3.    Separation Benefits. In consideration for Employee’s agreement to be bound by the terms of this Agreement, including but not limited to the release of claims in Section 4, but subject to Employee’s compliance with Section 7, including Section 7(e) regarding the return of Company property, the Company agrees to provide Employee with the following Separation benefits (the “Separation Benefits”):
    a.    A lump-sum cash severance payment of $382,958.75 (representing nine (9) months’ base salary based on the base salary rate in effect on the Separation Date), payable in a lump-sum sixty (60) days following the Separation Date.
    b.    For the period beginning on the Health Benefits Termination Date and ending on the date which is nine (9) full months following the Health Benefits Termination Date (or, if earlier, the date on which the applicable continuation period under COBRA expires or the date Employee becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment) (such period, the “COBRA Coverage Period”), if Employee and his eligible dependents who were covered under the Company’s health insurance plans as of the Separation Date elect to have COBRA coverage and are eligible for such coverage, the Company shall pay for or reimburse Employee on a monthly basis for an amount equal to (i) the monthly premium Employee is required to pay for continuation coverage pursuant to COBRA for Employee and his eligible dependents who were covered under the Company’s health plans as of the Separation Date (calculated by reference to the premium as of the Separation Date) less (ii) the amount Employee would have had to pay to receive group health coverage for Employee and his covered dependents based on the cost sharing levels in effect on the Separation Date. Employee shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. Employee shall notify the Company immediately if Employee becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment.
The Separation Benefits shall be the exclusive severance benefits to which Employee is entitled, unless Employee has breached the provisions of this Agreement, in which case Section 7(g) shall apply. Employee understands that Employee will not be entitled to the Separation Benefits under this Agreement if the Effective Date does not occur on or before the date that is fifty-five (55) days following the Separation Date, or in the event Employee breaches the terms of this Agreement. Employee acknowledges that, other than the compensation set forth in Section 2 above paid to Employee as provided therein and the Separation Benefits set forth in this Section 3, he has or will have received all wages, accrued but unused vacation or paid time off, and other benefits due Employee as a result of his employment or service with and termination from the Company.

4.    Release of Known and Unknown Claims By Employee.
a.    In exchange for the Separation Benefits set forth in Section 3 above, and in consideration of the further agreements and promises set forth herein, Employee, on behalf of

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himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; and the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.
    Notwithstanding the generality of the foregoing, Employee does not release any claim which, by law, may not be released, including the following claims (the “Retained Claims”):
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company or its affiliates and/or pursuant to the terms of applicable state law;
(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;
(iv)    Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by applicable law or under any applicable insurance policy and the Indemnification Agreement between Employee and Parent (the “Indemnification Agreement”), which is attached hereto as Exhibit B with respect to Employee’s liability as an employee and officer of the Company or its affiliates;
(v)    Claims for Employee’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Employee does release his right to secure any damages for alleged discriminatory treatment;
(vi)    Claims based on any right Employee may have to enforce the Company’s or its affiliates’ executory obligations under this Agreement or any agreement referenced herein;

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(vii)    Claims Employee may have to vested or earned compensation and benefits; and
(viii)    Employee’s right to communicate or cooperate with any government agency.
    b.    EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
    “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
    BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS EMPLOYEE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
    c.     Employee acknowledges that Employee was provided with this Agreement on August 8, 2022. Employee acknowledges that Employee has been provided more than twenty-one (21) days’ time in which to consider this Agreement after the Company’s delivery of such Agreement to Employee. Employee further acknowledges that the Company has advised Employee that he is waiving his rights under the ADEA, and that Employee should consult with an attorney of his choice before signing this Agreement, and Employee has had sufficient time to consider the terms of this Agreement. Employee represents and acknowledges that if Employee executes this Agreement before twenty-one (21) days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period. Employee acknowledges and agrees that any material or immaterial changes to the Agreement shall not extend the foregoing review period or the deadline for the occurrence of the Effective Date.
    d.     Employee understands that after executing this Agreement, Employee has the right to revoke it within seven (7) days after his execution of it. Employee understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Agreement in writing. Employee understands that this Agreement may not be revoked after the seven (7) day revocation period has passed. Employee also understands that any revocation of this Agreement must be made in writing and delivered to Debby Silott, Executive Director, Human Resources of the Company, within the seven (7) day period.
e.     Employee understands that this Agreement shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after his execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.
        f.    Employee further understands that Employee will not be given any Separation Benefits unless the Effective Date occurs on or before the date that is fifty-five (55) days following the Separation Date.
        g.    Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.
5.    Additional Representations and Warranties By Employee. Employee represents that Employee has no pending complaints or charges against the Company Releasees, or any of them, with

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any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Employee signs this Agreement. Employee further represents that, except solely to the extent related to any Retained Claim, Employee will not in the future, file, participate in, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Company Releasees, or any of them unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Company Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to his execution of this Agreement.
6.    Knowing and Voluntary. Employee represents and agrees that, prior to signing this Agreement, Employee has had the opportunity to discuss the terms of this Agreement with legal counsel of his choosing. Employee further represents and agrees that he is entering into this Agreement knowingly and voluntarily. Employee affirms that no promise was made to cause Employee to enter into this Agreement, other than what is promised in this Agreement. Employee further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.
7.    Confirmation of Continuing Obligations.
    a.    Proprietary Information and Inventions. Employee hereby expressly reaffirms his obligations, to the extent any such obligations survive termination, under Section 5 of the Employment Agreement, a copy of which is attached to this Agreement as Exhibit A and incorporated herein by reference, and under the Proprietary Information and Inventions Agreement between Employee and the Company (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit C and incorporated herein by reference, and agrees that such obligations shall survive the Separation Date.
    b.    Solicitation of Employees. For one (1) year following the Separation Date (the “Restricted Period”), Employee will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company or its affiliates to terminate his relationship with the Company or its affiliates in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Company or its affiliates to leave the Company or such affiliates for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company.
    c.    Solicitation of Consultants. Employee shall not, during the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates.
    d.    Nondisparagement. Except for truthful disparaging statements that Employee is required by law to make, Employee agrees that neither Employee nor anyone acting by, through, under or in concert with Employee shall disparage or otherwise communicate negative statements or opinions about the Company, Parent, or their respective board members, officers, employees or businesses. Except for truthful disparaging statements that the board members or officers of the Company or its Parent are required by law to make, the Company agrees that neither its board members nor officers, nor the board members or officers of Parent, shall disparage or otherwise communicate negative statements or opinions about Employee. Except as may be required by law, neither Employee, nor any member of Employee’s family, nor anyone else acting by, through, under or in concert with Employee will disclose to any individual or entity (other than Employee’s family, legal or tax advisors) the terms of this Agreement.
    e.    Cooperation. As a condition of his receipt of the Separation Benefits, Employee agrees that, upon reasonable notice (after taking into account, to the extent reasonably practicable, his other personal and business commitments) and without the necessity of Company obtaining a subpoena or court order, he will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or

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any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during Employee’s employment as to which he may have relevant information and any other matter for which he was responsible or had knowledge of through the Separation Date, other than matters in which Employee is an adverse party to the Company. Such cooperation may include, but will not be limited to, providing background information within my knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of Company, Employee agrees to cooperate with the transition of his job responsibilities following the Separation Date and cooperate in providing information on matters on which he was involved while an employee. Employee shall be reimbursed all out of pocket costs incurred as a result of such cooperation in accordance with the terms and conditions stated in the Company’s reimbursement policies. All such cooperation shall be scheduled at mutually agreeable dates, times and locations.
f.    Return of Property. By signing below, Employee represents and warrants that Employee has returned to the Company all lists, books and records of, or in connection with, the Company's business, and all other property belonging to the Company, including, without limitation, his Company-issued laptop, documents (hard copy or electronic files), it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Employee further represents and warrants that he has not nor will he copy or transfer any Company information, nor will he maintain any Company confidential information after the Separation Date. Employee's compliance with this Section 7(f) shall be a condition to his receipt of the Separation Benefits. Notwithstanding the foregoing, Employee may retain documents relating to his compensation and benefits from the Company.
    g.    Remedy in the Event of Breach. In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all Separation Benefits from Employee in the event of his breach of this Section 7 prior to Employee’s receipt of such Separation Benefits.
    h.    Whistleblower Provision. Nothing herein shall be construed to prohibit Employee from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the proprietary information to Employee’s attorney and use the proprietary information in the court proceeding, if Employee files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.
    i.    Definitions. For purposes of this Section 7, the term “Company” means not only Zeno Management, Inc., but also Parent as well as any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Zeno Management, Inc.

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8.    References. Employee will direct all requests for employment references to the Company’s Human Resources department. All responses to requests for references shall state only Employee’s title, dates of service, and shall make no further comment.
9.    Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Employee’s employment or this Agreement shall be settled by final and binding arbitration in New York, New York, before a single neutral arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.com and will be provided to Employee upon request at no charge. If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 9 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Employee’s employment; provided, however, that Employee shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) administrative claims brought before any state or federal governmental authority; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or any similar state agency in any applicable jurisdiction); provided, further, that Employee shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Employee and the Company expressly waive their right to a jury trial.
10.    Entire Agreement; Modification. This Agreement, together with the Indemnification Agreement, Proprietary Information Agreement and the other agreements referenced herein, including Section 5 of the Employment Agreement, constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. Except as provided in Section 7 hereof with respect to Section 5 of the Employment Agreement, the Employment Agreement shall be superseded entirely by this Agreement and the Employment Agreement shall be terminated and be of no further force or effect. This Agreement may be amended or modified only with the written consent of Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
11.    Survival. The covenants, agreements, representations and warranties contained in or made in this Agreement shall survive the Separation Date or any termination of this Agreement.
12.    Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
13.    Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

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14.    Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
15.    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Employee at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.
16.    Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
17.    Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of New York applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in New York, New York, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law.
18.    Non-transferability of Interest. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
19.    Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.
20.    Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
21.    Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.
22.    Withholding and Other Deductions; Right to Seek Independent Advice. All compensation payable to Employee hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order. Employee acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Employee and that Employee is free to, and is hereby advised to, consult with a legal or tax advisor of his choosing.
23.    Section 409A. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and

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Department of Treasury regulations and other interpretive guidance issued thereunder consistent with the foregoing intention. Any reimbursements or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The reimbursements or in-kind benefits provided under this Agreement during any taxable year of Employee’s will not affect such amounts provided in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. Employee’s “separation from service” for purposes of Section 409A of the Code shall occur on the Separation Date.
[Signature Page Follows]

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    PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND THEREBY.
                        EMPLOYEE:

Dated:         September 23, 2022        /s/ Dimitris Voliotis
                        Dimitris Voliotis

PARENT:

Dated:         September 22, 2022            ZENTALIS PHARMACEUTICALS, INC.

By: /s/ Kimberly Blackwell
Name: Kimberly Blackwell
                        Title:         CEO

COMPANY:

Dated:         September 22, 2022            ZENO MANAGEMENT, INC.

By: /s/ Kimberly Blackwell
Name: Kimberly Blackwell
                        Title:         CEO

[SIGNATURE PAGE TO RELEASE AGREEMENT]

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EXHIBIT A

EMPLOYMENT AGREEMENT

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EXHIBIT B

INDEMNIFICATION AGREEMENT

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EXHIBIT C

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

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